HYNES & HOWES INSURANCE COUNSELORS, INC.
                                  Balance Sheet
                           September 30, 1999 and 1998



                                                           September 30,
          Assets                                        1999            1998
Current Assets:
   Cash in Bank                                  $     5,963     $    34,183
   Other Current Assets (Note 4)                       8,425           8,050

      Total Current Assets                       $    14,388     $    42,233

Other Assets:
   Investments in Affiliated Company (Note 2)    $     2,877     $     2,720
   Real Estate Contracts Receivable (Note 5)         680.481         639,608
   Real Estate On Hand (Note 6)                       25,344               0
   Equipment (Note 7)                                  8,266               0

      Total Other Assets                         $   716,968     $   642,328

      Total Assets                               $   731,356     $   684,561


Notes to Financial Statements are an integral part of these statements.